Form 4 - Exhibit 99
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Name of Reporting Person:    John F. McCann
Name of Issuer:              Monmouth Community Bancorp (MCBK)
Transaction Date:            February 28, 2004

               Explanation of Responses and Additional Information
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In addition to the non-qualified stock options for shares of common stock of the
Issuer reported on the Form 4 filed in connection herewith, the reporting person directly owns the following derivative securities: (i) 3,150 non-qualified stock options of which 787.5, or 25%, became exercisable on February 28, 2004, and 787.5, or 25%, become exercisable on February 28, 2005, 2006 and 2007, respectively. The expiration date and exercise price for each of these 3,150 non-qualified stock options is February 28, 2013 and $14.76, respectively; (ii) 3,307 non-qualified stock options of which 826.75, or 25%, became exercisable on February 28, 2003 and 2004, respectively, and 826.75, or 25%, become exercisable on February 28, 2005 and 2006, respectively. The expiration date and exercise price for each of these 3,307 non-qualified stock options is February 28, 2012 and $13.61, respectively; and (iii) 3,472 non-qualified stock options of which 2,315, or approximately 67%, became exercisable on January 31, 2001 and 1,157, or approximately 33%, became exercisable on January 31, 2002. The expiration date and exercise price for each of these 3,472 non-qualified stock options is January 31, 2011 and $9.50, respectively. The exercise price and number of non-qualified stock options have been adjusted as appropriate to account for the 5% stock distributions made to the shareholders of the Issuer on December 31, 2003, 2002 and 2001, respectively.